EXHIBIT 99.1

Marty Roberts Joins RPX Board of Directors

SAN FRANCISCO – August 7, 2017 – RPX Corporation (NASDAQ: RPXC), the leading provider of patent risk and discovery management solutions, today announced that its Chief Executive Officer and President, Marty Roberts, has been appointed to the Company’s Board of Directors, effective August 3, 2017. With this appointment, the RPX Board expands to nine members, including seven independent directors.

“We are pleased to have Marty join the Board of Directors,” said RPX Chairman of the Board, Shelby Bonnie. “Under his leadership, the Company has increased its operational focus and begun developing initiatives that will contribute to the Company’s long-term success and build value for shareholders.”

Mr. Roberts has served as RPX’s CEO since February 5, 2017. He joined RPX in 2010 as the Company’s general counsel. Prior to RPX, Mr. Roberts served as General Counsel of Linden Lab where he was responsible for managing the legal department and advising the company’s board and management on legal issues and corporate governance matters. Before joining Linden Lab, he was Deputy General Counsel of eBay Inc., where he managed regulatory affairs and legal operations. Mr. Roberts received his law degree from the University of Alabama School of Law and a BA from the University of Virginia.

About RPX

RPX Corporation (NASDAQ: RPXC) is the leading provider of patent risk and discovery management solutions. Since its founding in 2008, RPX has introduced efficiency to the patent market by providing a rational alternative to litigation. The San Francisco-based company's pioneering approach combines principal capital, deep patent expertise, and client contributions to generate enhanced patent buying power. By acquiring patents and patent rights, RPX helps to mitigate and manage patent risk for its growing client network.

As of June 30, 2017, RPX had invested over $2 billion to acquire more than 18,000 US and international patent assets and rights on behalf of over 320 clients in eight key sectors: automotive, consumer electronics and PCs, E-commerce and software, financial services, media content and distribution, mobile communications and devices, networking, and semiconductors.

RPX subsidiary Inventus is a leading international discovery management provider focused on reducing the costs and risks associated with the discovery process through the effective use of technology solutions. Inventus has been providing litigation support services to corporate legal departments, law firms and government agencies since 1991.

Contacts:

Investor Relations	Media Relations
JoAnn Horne	Jen Costa
Market Street Partners	RPX Corporation
+1 415-445-3233	+1 415-852-3180
ir@rpxcorp.com	media@rpxcorp.com